Exhibit (n)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Consolidated Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Consolidated Financial Statements” in the Statement of Additional Information and to the incorporation by reference of our report dated December 28, 2016, in the Registration Statement (Form N-2) of Stone Ridge Trust II for the year ended October 31, 2016, filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 1 to the Registration Statement under the Securities Act of 1933 (Registration No. 333-214911).

/s/ Ernst & Young LLP

New York, New York

February 28, 2017